UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

Medical Alarm Concepts Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-153290	26-3534190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Church Road, Suite B, King of Prussia, PA	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 639-2929

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On November 22, 2013, the Company entered into what it believes are final negotiations with holders of its convertible notes, the holder of its credit line and major shareholders relative to these parties and the Company reaching a settlement agreement where all of the Company’s non-patent and non-trade payable debt would be removed from the balance sheet. Under the terms of the current proposal, all of the Company’s credit line related debt would be forgiven and all of the convertible debt would be converted to common shares.

At present, the credit line principal balance is approximately $396,397, along with approximately $82,958 of interest due, for a balance of approximately $479,355. Under the current proposal this entire balance would be forgiven allowing the Company to report ”0” balance on the December 31, 2013 balance sheet. The proposal also includes the conversion of up to $365,737 of the outstanding convertible notes with the remaining balance of $24,606 being converted within 90 days of the effective date of the possible agreement. These actions would likely have the affect of reducing the Company’s debt by approximately $845,092 and would also likely allow for the reversal of all, or nearly all, of the derivative liabilities carried on the balance sheet. This would leave the Company essentially debt free except for normal trade payables and patent-related debt, which is mostly offset with the patent asset.

In exchange for the credit line cancellation and the conversion of convertible debt the following is being proposed: 1) the management team would modify its September 19, 2011 agreement with the Company giving up all anti-dilution rights, 2) the Company would agree to take steps to increase the number of authorized shares to accommodate the debt conversions and would complete a reverse split of its shares, 3) The Company would file a registration statement with the SEC, and 4) the Company will continue to file past due periodic reports with the SEC on Forms 10-Q and 10-K in order to return the Company to full reporting status, a process that is already well underway.

Medical Alarm Concepts Holdings, Inc. grows its Monthly Recurring Revenues (MRR) on a daily basis and it expects continued strong growth throughout the rest of 2013 and into 2014. As the Company has indicated previously, management’s plan is for the Company, by the end of this calendar year, to emerge as a virtually debt-free, growing operation, and producing high margin recurring revenues from the fast growing market for senior citizen-related health and safety monitoring products. Management believes the Company’s prospects remain very strong.

As of the current date, neither the management team nor the board of directors has accepted or rejected any offer. At this time there can be no assurance any agreement will be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL ALARM CONCEPTS HOLDINGS, INC.

By: /s/ Ronnie Adams

Ronnie Adams